Wachovia Securities, Inc.
8739 Research Drive, URP 4
Charlotte, NC 28288
WACHOVIA SECURITIES
OFFICERS CERTIFICATE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2004, by and among CitiGroup Commercial Mortgage Securities Inc., as
Depositor, Wachovia Bank National Association, as Master Servicer, Lennar Partners,
Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2004-C1 (the "Agreement").
Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M.
Alexander, Directors of the Master Servicer, do hereby certify that:
1. A review of the activities of the Master Servicer during the period from June 1,
2004 through December 31, 2004 and of its performance under the Agreement during such period has been made under our supervision; and
2. To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period June 1, 2004 through December 31, 2004; and
3. The Master Servicer has received no notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC under the REMIC
Provisions or of the Grantor Trust as a grantor trust for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 5th day of March 2005.

/s/ Timothy E. Steward
Timothy E. Steward, Director
Wachovia Bank National Association

/s/ Clyde Alexander
Clyde Alexander, Director
Wachovia Bank National Association